EXHIBIT 99.1
                                  ------------

Chattem, Inc. Reports Third Quarter Earnings Per Share Before Litigation Charges Increase 35%; Total Revenues up 12%

     CHATTANOOGA, Tenn.--(BUSINESS WIRE)--September 16, 2004--

                     Announces 2005 New Product Line-Up and
                     Gives Initial Guidance for Fiscal 2005

     Chattem, Inc. (NASDAQ:CHTT), a leading marketer and manufacturer of branded consumer products, announced today financial results for the fiscal third quarter ended August 31, 2004.
     Total revenues for the quarter were $66.1 million, operating income excluding litigation settlement charges was $16.8 million and net income excluding litigation settlement charges was $9.3 million, representing increases of 12%, 6% and 36%, respectively, over the corresponding year-ago results. Earnings per share excluding litigation settlement charges for the fiscal 2004 third quarter were $.46, a 35% increase over the third quarter of fiscal 2003 earnings per share.
     Chattem's earlier estimates for its third fiscal quarter were $63-65 million of total revenues and $.41-.43 earnings per share, excluding litigation settlement charges. On August 27, 2004 the Company revised these estimates to $65-66 million of total revenues and $.44-.46 in earnings per share, excluding litigation settlement charges.
    For the first nine months of fiscal 2004, total revenues were $197.5 million, operating income excluding litigation settlement charges was $51.7 million and net income excluding debt extinguishment and litigation settlement charges was $27.0 million, or $1.34 per share, representing increases over the corresponding year-ago period of 9%, 14% and 41%, respectively.
     After giving effect to the payments pertaining to the settlement of litigation concerning Dexatrim(R) with phenylpropanolamine (PPA), the Company had net income of $8.7 million, or $.43 per share, for its third fiscal quarter of 2004. For the first nine months of fiscal 2004, net income after debt extinguishment and litigation settlement charges was $15.3 million, or $.76 per share. See the reconciliation of operating income excluding litigation settlement charges and net income excluding debt extinguishment and litigation settlement charges in Chattem's unaudited consolidated statement of income attached hereto.
     The 12% increase in total revenues for the third fiscal quarter of 2004 over the third fiscal quarter of 2003 was led by the Icy Hot(R), Aspercreme(R), Selsun blue(R), Gold Bond(R), Pamprin(R) and Bull Frog(R) brands.
     Net sales of Icy Hot were once again very strong, increasing 70% over the corresponding year-ago period. While the Icy Hot Patches and newly introduced Medicated Sleeve had outstanding quarters, the remaining portion of the franchise also enjoyed double digit growth. Odor-free Aspercreme similarly experienced a strong quarter with sales increasing 22%. Also enjoying year-over-year sales increases during the third fiscal quarter of 2004 were Capzasin(R) (33%) and Sportscreme(R) (8%), further evidencing the strength of Chattem's market-leading topical analgesic franchise.
     Selsun blue turned in another excellent quarter with sales up 6% from the corresponding year-ago period, when the brand was already enjoying outstanding sales. Selsun blue's domestic factory shipments have increased from approximately $20 million in 2001, the last full year of Abbott Laboratories' ownership, to a projected $34 million in 2004.
     Gold Bond's sales rose 7%, led by strong performances of the foot and lotion segments of the business. Shipments of the new 14-ounce pump version of Gold Bond Ultimate Healing Lotion began in the latter half of the quarter and should serve to increase the retail presence of this successful product that was introduced a year ago.
     Pamprin's sales increased 28% from the third fiscal quarter of 2003, primarily due to the introduction of Pamprin All Day, which is being supported by an on-going media campaign.
     Bull Frog completed its most successful summer campaign since the brand was acquired, with sales in the third fiscal quarter up 92% from the corresponding year-ago quarter. Increased distribution and display programs and reduced returns were cited as the reasons for the dramatic sales increase.
     Somewhat offsetting the strong sales performance in the third fiscal quarter of 2004 was a 41% decline in the Dexatrim pill business, which continues to suffer from overall category sales weakness. The Dexatrim All in One Bar also performed below expectations for the quarter, as the category proved to be more promotional and seasonal than expected. pHisoderm also experienced a quarterly drop in sales, declining 17%, due primarily to intense competition in the acne category.
     International total revenues in the quarter increased 16% from the third fiscal quarter of 2003, reversing three straight quarters of declining sales. This increase in revenues was principally attributed to the strengthening of Selsun blue sales outside the United States and improvement in the Company's Canadian business.
     Chattem once again enjoyed excellent margins in the third fiscal quarter. Gross margin based on total revenues was 71.1%. Advertising and promotion as a percentage of total revenues was 28.2%. Selling, general and administrative expense (S,G&A) as a percentage of total revenues was 17.4%.
     For the first nine months of fiscal 2004, gross margin, advertising and promotion, and S,G&A as a percentage of total revenues were 71.3%, 28.5% and 16.7%, respectively.
     The Company's effective tax rate declined to 33% for fiscal 2004 due to the continuing implementation of tax savings initiatives. The effective tax rate for the first nine months of fiscal 2003 was 37%.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding litigation settlement charges was $18.2 million for the third fiscal quarter of 2004 and $55.7 million for the first nine months of fiscal 2004, excluding debt extinguishment and litigation settlement charges. The Company's EBITDA margin (EBITDA (excluding litigation settlement charges) divided by total revenues) was 27.4% for the third fiscal quarter and 28.2% for the first nine months of fiscal 2004, when EBITDA excludes debt extinguishment and litigation settlement charges. (See reconciliation of EBITDA (excluding debt extinguishment and litigation settlement charges) to net income in Chattem's unaudited income statement attached hereto). EBITDA for the third fiscal quarter and first nine months of fiscal 2004 after debt extinguishment and litigation settlement charges was $17.3 million and $51.2 million, respectively.
     Days' sales outstanding in accounts receivable were 44 compared to 43 a year ago. Inventories measured as days on hand were 92 compared to 111 a year ago, again demonstrating Chattem's strong adherence to balance sheet discipline.
     As was previously reported on August 27, 2004, during the third fiscal quarter the federal district judge presiding over the phenylpropanolamine (PPA) litigation relating to the Company's Dexatrim brand stated that the Court would enter an order approving the settlement previously reached in this litigation. Based upon the Court's statements, the number of claims submitted in the settlement, the number of claims which elected to opt out of the settlement and contribution from insurers and other third parties, Chattem now expects to record pre-tax charges totaling $10-15 million, or $7-10 million net of taxes, although the exact timing of this charge is not yet known. The Company recorded the first portion of this charge, $3.5 million pre-tax, or $.17 per share ($2.3 million and $.11 per share, respectively, net of taxes), during its second fiscal quarter, and $834,000 pre-tax, or $.04 per share ($559,000 and $.03 per share, respectively, net of taxes), during its third fiscal quarter. Chattem expects to record the balance of this charge in the fourth quarter of fiscal 2004, although the exact timing of this charge cannot yet be determined. Chattem previously estimated the total pre-tax charge associated with the PPA settlement to be $20-25 million.
     During its third fiscal quarter, Chattem purchased 61,100 of its shares at an average price of $29.14 per share. A total of $15.0 million remains available under the Company's previously announced $20 million board stock repurchase authorization.
     For the fourth fiscal quarter of 2004, Chattem currently expects total revenues to be in the $57-59 million range and earnings per share before litigation settlement charges to be in a range of $.33-.35. For fiscal 2005, Chattem's current expectations are that total revenues will grow 5-8% over fiscal 2004 levels, with earnings per share growth before any charges to be in the 10-15% range. These estimates constitute forward-looking statements and are subject to risks, uncertainties and assumptions, including those set forth in the Company's filings with the Securities and Exchange Commission.
     Chattem also announced its line-up of product line extensions for fiscal 2005: the Aspercreme Odor-Free Therapy Back and Body Patch which provides odor-free, non-irritating temporary relief from minor arthritis, joint and muscle aches; Gold Bond Ultimate(TM) Comfort Body Powder, a unique time-released formula enriched with Aloe and vitamins A, C and E to protect and nurture all skin types, as well as provide body freshness, odor protection and moisture control; Dexatrim MAX, a diet pill combining a complete daily dose of B vitamin complex and ECGC from Green Tea to boost metabolism, provide added energy, fight weight gain and control hunger cravings; pHisoderm pH2O, a line of three products specially formulated with an essential vitamin and hydrating complex that boosts the skin's natural processes; and Bull Frog UV Defender, a line of three hypoallergenic sunblocks for kids shielding delicate skin by providing eight hours of waterproof protection from both UVA and UVB rays.
     During the 2005 fiscal year Chattem expects to announce certain additional line extensions including products from Selsun blue and the topical analgesic portfolio.
     Statements in this press release which are not historical facts, including, without limitation, financial guidance for the fourth quarter of fiscal 2004 and fiscal 2005, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.
     Chattem will provide an online Web simulcast and rebroadcast of its third fiscal quarter 2004 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, September 17 beginning at 8:30 a.m. EDT. The online replay will follow shortly after the call and be available through September 22, 2004. Please note Webcast requires Windows Media Player.

                                  CHATTEM, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)


                              For the Three Months For the Nine Months
                                Ended August 31,     Ended August 31,
                              -------------------- -------------------
                                 2004      2003      2004      2003
                              ---------- --------- --------- ---------

REVENUES:
 Net sales                      $66,096   $58,972  $196,909  $180,366
 Royalties                           39       210       555       874
                              ---------- --------- --------- ---------
    Total revenues               66,135    59,182   197,464   181,240

COSTS AND EXPENSES:
 Cost of sales                   19,135    15,995    56,643    51,399
 Advertising and promotion       18,666    17,075    56,278    54,009
 Selling, general and
  administrative                 11,525    10,234    32,831    30,445
 Litigation settlement              834         -     4,491         -
                              ---------- --------- --------- ---------
    Total costs and expenses     50,160    43,304   150,243   135,853
                              ---------- --------- --------- ---------

INCOME FROM OPERATIONS           15,975    15,878    47,221    45,387
                              ---------- --------- --------- ---------

OTHER INCOME (EXPENSE):
 Interest expense                (3,284)   (5,057)  (11,678)  (15,431)
 Investment and other income,
  net                                45        32       205       119
 Loss on early extinguishment
  of debt                             -         -   (12,958)        -
                              ---------- --------- --------- ---------
    Total other income
     (expense)                   (3,239)   (5,025)  (24,431)  (15,312)
                              ---------- --------- --------- ---------

INCOME BEFORE INCOME TAXES       12,736    10,853    22,790    30,075

PROVISION FOR INCOME TAXES        4,002     4,016     7,521    11,128
                              ---------- --------- --------- ---------

NET INCOME                       $8,734    $6,837   $15,269   $18,947
                              ========== ========= ========= =========


DILUTED SHARES OUTSTANDING       20,308    19,905    20,148    19,897
                              ========== ========= ========= =========


NET INCOME PER COMMON SHARE
 (DILUTED)                        $0.43     $0.34     $0.76     $0.95
                              ========== ========= ========= =========


----------------------------------------------------------------------

INCOME FROM OPERATIONS
 (EXCLUDING LITIGATION
 SETTLEMENT CHARGES):

Income from operations          $15,975             $47,221
Litigation settlement charges       834               4,491
                              ----------           ---------
Income from operations
 (excluding litigation
 settlement charges)            $16,809             $51,712
                              ==========           =========

----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT AND
 LITIGATION SETTLEMENT
 CHARGES) PER COMMON
 SHARE (DILUTED):

Net income                       $8,734             $15,269
Add:
    Loss on early
     extinguishment of debt           -              12,958
    Litigation settlement
     charges                        834               4,491
    Benefit from income taxes      (275)             (5,758)
                              ----------           ---------
Net income (excluding debt
 extinguishment and
 litigation settlement
 charges)                        $9,293             $26,960
                              ==========           =========

Net income (excluding debt
 extinguishment and
 litigation settlement
 charges) per common share
 (diluted)                        $0.46               $1.34
                              ==========           =========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING LITIGATION
 SETTLEMENT CHARGES):

Net income                       $8,734    $6,837   $15,269   $18,947
Add:
    Provision for income
     taxes                        4,002     4,016     7,521    11,128
    Interest expense, net
     (includes loss on early
     extinguishment of debt)      3,239     5,025    24,431    15,312
    Depreciation and
     amortization less
     amounts included in
     interest                     1,341     1,153     3,958     3,305
                              ---------- --------- --------- ---------
EBITDA                          $17,316   $17,031   $51,179   $48,692
                              ---------- --------- --------- ---------
    Litigation settlement
     charges                        834         -     4,491         -
                              ---------- --------- --------- ---------
EBITDA (excluding litigation
 settlement charges)            $18,150   $17,031   $55,670   $48,692
                              ---------- --------- --------- ---------

Depreciation & amortization      $1,536    $1,544    $4,608    $4,565
Capital expenditures               $523    $1,367    $1,763    $3,933

----------------------------------------------------------------------

MARGIN DATA:

EBITDA margin (EBITDA
 (excluding litigation
 settlement charges)/total
 revenues)                         27.4%     28.8%     28.2%     26.9%

Net income margin (net
 income/total revenues)            13.2%     11.6%      7.7%     10.5%

Net income (excluding debt
 extinguishment and
 litigation settlement
 charges) margin
 (net income (excluding debt
  extinguishment and
  litigation settlement
  charges)/total revenues)         14.1%        -      13.7%        -

----------------------------------------------------------------------

                              August 31, August 31,
                                 2004      2003
                              ---------- ---------
BALANCE SHEET DATA:

 Cash and cash equivalents      $26,755   $21,721
 Accounts receivable, net       $32,241   $28,540
 Inventories                    $19,549   $19,778
 Accounts payable               $10,396   $10,223

 Senior bank debt               $     -   $10,000
 Subordinated debt              200,000   204,684
                              ---------- ---------
    Total debt                 $200,000  $214,684
                              ========== =========

 Shareholders' equity          $116,065   $92,607
 Total assets                  $371,355  $364,835

----------------------------------------------------------------------

     Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

     CONTACT: Chattem Inc., Chattanooga
              Earnings Release:
              Alec Taylor, 423-821-2037, Ext. 3281
              or
              Rick Moss, 423-821-2037, Ext. 3278
              or
              Investor Relations:
              Tammy Nichols, 423-821-2037, Ext. 3209